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MEMORANDUM

TO:	BOARD OF DIRECTORS
FROM:	MANAGEMENT
DATE:	DECEMBER 22, 2000
RE:	RECOMMENDED STOCK OPTION GRANT POLICY FOR COMPANY

    All optionees currently engaged by the Company or any of its subsidiaries (excluding optionees engaged by Unity Wireless Singapore) shall be given the opportunity to rescind all, but not less than all, of their options, vested or otherwise, in return for a grant of options pursuant to the policies described in this memorandum. Any decision to rescind must be made in writing no later than Friday, December 29, 2000.

    Unless otherwise specified herein, all options granted henceforth shall be subject to the terms and conditions of the 1999 Stock Option Plan (the "99 Plan") of the Company and the following terms and conditions:

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  vesting schedule: in equal quarterly amounts over three years

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  term: five years from date of grant

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  exercise price: fair market value on date of grant

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  a quarterly vesting shall take place at the end of a quarter only if the optionee has worked for the Company or one its subsidiaries for more than one-half of the quarter

A.  Directors

•	chairman	200,000 initial grant of options
•	director	75,000 initial grant of options
•	member of compensation committee	5,000 initial grant of options
•	member of audit committee	5,000 initial grant of options
•	member of options committee	2,500 initial grant of options

    It is recommended that board members commit to minimum of six meetings per year, in person or by telephone.

B.  Senior Management

•	president and chief executive officer	200,000 initial grant of options*
•	chief financial officer	200,000 initial grant of options*
•	senior vice president	200,000 initial grant of options*
•	vice president, business development	200,000 initial grant of options*

    *One-half to vest immediately upon grant, with the balance to vest over three years in equal quarterly amounts.

C.  Board of Technical Advisors

•	chairman	75,000 initial grant of options
•	member	50,000 initial grant of options

    It is recommended that board members commit to minimum of six meetings per year, in person or by telephone.

D.  Board of Business Advisors

•	member	10,000 initial grant of options

    It is recommended that board members commit to making themselves available for advice to the Company upon reasonable notice from management.

E.  Ultratech Employees

    Management recommends that these optionees be entitled to rescind, in return for that number of options equal to 100% of the aggregate amount of their options.

F.  Existing Employees of the Company and its Subsidiaries

    Management recommends that these optionees be entitled to rescind, in return for that number of options equal to 50% of the aggregate amount of their options.

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MEMORANDUM